Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:
Jon S. Bennett
Vice President and
Chief Financial Officer
THE MAJESTIC STAR CASINO, LLC
(702) 388-2224

THE MAJESTIC STAR CASINO, LLC ANNOUNCES
FIRST QUARTER 2007 RESULTS

May 10, 2007, Las Vegas, NV - The Majestic Star Casino, LLC today released financial results for the three-month period ended March 31, 2007. The Majestic Star Casino, LLC and its subsidiaries (collectively, the “Company” or “Majestic”) operate two adjacent dockside gaming facilities (“Majestic Star” and “Majestic Star II” and together the “Majestic Properties”) located in Gary, Indiana, and two Fitzgeralds brand casinos located in Tunica, Mississippi (“Fitzgeralds Tunica”) and Black Hawk, Colorado (“Fitzgeralds Black Hawk”).

Consolidated Results: Three-Month Period Ended March 31, 2007

The Company’s net revenues for the three-month period ended March 31, 2007 were $91.7 million, a decrease of $8.2 million, or 8.2%, from the same period in 2006. Casino revenues decreased $8.8 million, or 8.4%, to $95.1 million. We experienced a decrease in net revenues and casino revenues at all of our properties. The Majestic Properties contributed a decrease in net and casino revenues of $6.3 million and $4.7 million, respectively. We also experienced lower net and casino revenues at Fitzgeralds Tunica of $1.2 million and $3.2 million, respectively, and at Fitzgeralds Black Hawk of $0.7 million and $0.8 million, respectively, which is further described below.

The Company expects to report a net loss of $4.7 million compared to net income of $3.7 million for the same period in 2006. The $8.4 million decline in net income from the three months ended March 31, 2006 was mainly due to lower net revenues, as explained above, at the Majestic Properties, Fitzgeralds Tunica and Fitzgeralds Black Hawk.

For the three-month period ended March 31, 2007, adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, and other non-operating expenses, which is primarily non-usage fees on the credit facility and adjusted for certain non-recurring charges) was $18.6 million, compared to adjusted EBITDA of $26.2 million in the same period last year, a decrease of $7.6 million, or 29.1%. The Majestic Properties and Fitzgeralds Tunica contributed $5.3 million and $2.3 million, respectively, to the decrease. Adjusted EBITDA, identified in the table at the end of this press release, reconciles net income (loss) to EBITDA and adjusted EBITDA. See the detailed explanation below as to the usefulness and limitations of using EBITDA and adjusted EBITDA as financial measures and a reconciliation of net income (loss) to EBITDA and adjusted EBITDA.

Total cash and cash equivalents at March 31, 2007 was $27.3 million as compared to $25.5 million at December 31, 2006. Total debt outstanding at March 31, 2007 was $534.8 million compared to $546.0 million at December 31, 2006. The Company had $45.4 million available on its $80.0 million credit facility at March 31, 2007.

Majestic Star and Majestic Star II (“Majestic Properties”)

The Majestic Properties’ net revenues decreased from $69.5 million in the first quarter of 2006 to $63.2 million in the first quarter of 2007. The decline in net revenues was due to a decrease in casino revenues of $4.7 million, or 6.6%, to $66.5 million and an increase in promotional allowances of $3.4 million, or 69.7%, to $8.3 million, offset by a $1.6 million improvement in food and beverage revenues, or 131.8%, to $2.8 million. The decline in casino revenues was due to a 4.8% lower win percentage in table games and enhanced marketing and promotional efforts from competitors, which contributed to a 3.4% decline in customer admissions and resulted in lower table game and slot volumes. In the first quarter of 2007, the property increased its aggressiveness in promotions in order to re-build its customer base. In addition, during the quarter we took over operations of the restaurants in the Buffington Harbor Pavilion. These restaurants are the primary restaurants for our guests. As a result, we can offer true complimentary meals to our customers rather than paying a third party to provide the service. We can now better control the service and quality of food provided to our customers. Also, during the first quarter of 2007, we opened a new restaurant called Wings and Things to provide another dining option for our customers. We have additionally converted Don & Mike’s sports bar into an upscale baccarat room to attract and cater to our existing Asian customers. The new baccarat room opened on May 3, 2007.

Adjusted EBITDA decreased in the three-month period ended March 31, 2007 from $19.9 million to $14.6 million, and the adjusted EBITDA margin declined from 28.6% in the first quarter of 2006 to 23.0% in the first quarter of 2007 mainly due to lower net revenues, as described above, and increased food and beverage expenses, resulting from our operation of the restaurants, and greater advertising and promotional expenses.

Fitzgeralds Tunica

Fitzgeralds Tunica’s net revenues decreased from $21.7 million in the first quarter of 2006 to $20.5 million in the first quarter of 2007. Casino revenues declined from $23.4 million in the first quarter of 2006 to $20.1 million in the first quarter of 2007. This decline resulted from an unusually low hold percentage of 10.1% in table games during the first quarter of 2007 as compared to 18.4% during the year earlier quarter. Despite a 27.9% increase in table games handle during the quarter, table games revenues were down $0.7 million. Had our table games held at the same percentage as last year with the 27.9% volume improvement, table games revenue would have been $1.3 million higher. Also affecting casino revenues was a slot promotional program implemented during the second quarter of 2006. This program allows the customers to directly download promotional credits to the slot machine thus eliminating the substantial amount of coupons mailed to and redeemed by our casino customers. The downloadable promotional credits, when played by the customer, are not being recognized as slot revenue; however, any jackpots won would be recognized as a reduction in slot revenues. When our marketing and promotional efforts were comprised principally of mailing coupons to our customers, those coupons, when redeemed, were being reflected in promotional allowances. The currency inserted and played off at the slot machine was recognized as revenue and any jackpots associated with this play would be a reduction of slot revenue. During the first quarter of 2007, slot revenues were reduced by $2.2 million as a result of downloadable promotional credits and declined $2.6 million overall. Offsetting the decline in casino revenues, primarily as a result of downloadable promotional credits, was a $2.3 million decline in promotional allowances, which was due to the significant reduction in cash coupons redeemed. Also, impacting our revenues was a hotel remodel project, which took almost eight-thousand room nights out of service during the first quarter of this year and reduced hotel revenues by $0.3 million over the prior year quarter.

EBITDA for the three months ended March 31, 2007 decreased to $3.5 million from $5.8 million in the year earlier period. For the three months ended March 31, 2007 as compared to the year earlier period, the EBITDA margin decreased from 26.8% to 17.2%. The decrease in EBITDA and the EBITDA margin in the first quarter of 2007 resulted primarily from the decline in net revenues discussed above. Also, impacting EBITDA and EBITDA margin were increases in casino payroll and bad debts, particularly in the table games department, and increases in junket costs, expenses associated with producing our direct mail, and player development events. These increased expenses were offset by a decline in gaming tax expense due to lower casino revenues.

Fitzgeralds Black Hawk

Fitzgeralds Black Hawk’s net revenues were $7.9 million in the first quarter of 2007 down $0.7 million from the year earlier period. This decline in net revenues directly resulted from a decline in casino revenue of $0.8 million in the first quarter of 2007. Part of this decrease was due to reduced customer traffic in our casino, which resulted from the severe winter storms in Colorado during January 2007. Also, the lower level of casino revenue in the three-month period ended March 31, 2007, compared to the year earlier period, was caused by the elimination of construction disruption, which impacted one of our major competitors during the first quarter of 2006. Though we derived additional casino revenues in the first quarter of 2006 resulting from our competitor’s construction disruption, starting in the second quarter of 2006, when the casino construction disruption from our competitor was abated, our casino revenues declined. In addition, we were impacted by greater levels of marketing at our competitors in 2007.

In the first quarter of 2007, EBITDA declined $0.1 million to $2.2 million from the year earlier period. EBITDA margin for the first quarter of 2007 was 28.1% as compared to 26.7% for the year earlier period. The recent conversion of slot machines from coin-in to TITO (ticket-in-ticket-out) has allowed us to reduce casino payroll expense, and the purchase of new machines has reduced our slot participation expense, both of which have helped us to maintain our margins.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the words, “may,” “will,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to, our significant indebtedness; the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility, our 9 ½% senior secured notes and our 9 ¾% senior notes; increased competition in existing markets or the opening of new gaming jurisdictions; failure to meet the financial covenants contained in the Loan and Security Agreement to the $80.0 million credit facility, causing an event of default to the $80.0 million credit facility and a cross default to the 9 ½% senior secured notes and 9 ¾% senior notes; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; union related issues; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes; other adverse conditions, such as adverse economic conditions in the Company’s markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission (“SEC”) or otherwise.

For more information on these and other factors, see the Company’s Form 10-K for the year ended December 31, 2006 and its other current and periodic reports filed with the SEC.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. In addition, you may obtain a copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.

Inquiries for additional information should be directed to Jon S. Bennett, Vice President and Chief Financial Officer, at (702) 388-2224.

The Company will hold a conference call to discuss its first quarter earnings results after May 15, 2007.  The Company will issue a press release containing the date, time and dial in information for those wishing to participate.

Consolidated Statements of Operations, Operating Results by Entity and Reconciliations of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	March 31,
	2007	2006
OPERATING REVENUES:
Casino	$95,130,560	$103,885,491
Rooms	2,544,945	2,764,392
Food and beverage	5,875,255	4,355,076
Other	1,882,476	1,748,010
Gross revenues	105,433,236	112,752,969
Less promotional allowances	13,739,617	12,834,835
Net operating revenues	91,693,619	99,918,134

OPERATING COSTS AND EXPENSES:
Casino	23,658,637	22,930,677
Rooms	1,072,184	1,184,204
Food and beverage	2,711,778	2,116,372
Other	503,121	258,065
Gaming taxes	22,307,944	24,423,328
Advertising and promotion	5,448,233	4,150,145
General and administrative	13,938,910	15,028,535
Corporate expense (1)	1,723,202	1,817,704
Economic incentive tax - City of Gary	1,753,589	1,806,989
Depreciation and amortization	8,169,652	7,772,749
Gain on sale of assets	(11,725)	(14,990)
Total operating costs and expenses	81,275,525	81,473,778

Operating income	10,418,094	18,444,356

OTHER INCOME (EXPENSE):
Interest income	212,177	136,067
Interest expense	(13,578,690)	(13,313,889)
Interest expense - debt pushed down
from Majestic Holdco (2)	(1,684,414)	(1,494,358)
Other non-operating expense	(34,665)	(27,248)
Total other expense	(15,085,592)	(14,699,428)

Net (loss) income	$(4,667,498)	$3,744,928

See notes at the end of this report.

Operating Results by Entity
(Unaudited)

	For The Three Months Ended
($ in thousands)	March 31,
	2007	2006
Net revenues:
Majestic Properties	$63,223	$69,511
Fitzgeralds Tunica	20,520	21,733
Fitzgeralds Black Hawk	7,950	8,674
Total	$91,693	$99,918

Operating income (loss):
Majestic Properties	$9,709	$14,865
Fitzgeralds Tunica	852	3,679
Fitzgeralds Black Hawk	1,610	1,742
Corporate (1)	(1,753)	(1,842)
Total	$10,418	$18,444

Net Income (loss)
Majestic Properties	$9,889	$15,117
Fitzgeralds Tunica	864	3,715
Fitzgeralds Black Hawk	1,613	1,725
Corporate (1)	(17,034)	(16,812)
Total	$(4,668)	$3,745

EBITDA/Adjusted EBITDA
Majestic Properties	$14,560	$19,892
Fitzgeralds Tunica	3,521	5,825
Fitzgeralds Black Hawk	2,230	2,318
Corporate (1)	(1,723)	(1,818)
Total	$18,588	$26,217

Operating Margin
Majestic Properties	15.4%	21.4%
Fitzgeralds Tunica	4.2%	16.9%
Fitzgeralds Black Hawk	20.3%	20.1%
Total	11.4%	18.5%

EBITDA/Adjusted EBITDA Margin
Majestic Properties	23.0%	28.6%
Fitzgeralds Tunica	17.2%	26.8%
Fitzgeralds Black Hawk	28.1%	26.7%
Total	20.3%	26.2%

Expenditure for additions to long-lived assets:
Majestic Properties	$1,164	$2,166
Fitzgeralds Tunica	4,049	502
Fitzgeralds Black Hawk	852	489
Corporate (1)	23	5
Total	$6,088	$3,162

See notes at the end of this report.

EBITDA (and adjusted EBITDA) are presented solely as a supplemental disclosure because management believes that they are widely used measures of operating performance in the gaming industry, and a principal basis for valuation of gaming companies. Management defines EBITDA as earnings before interest, taxes, depreciation and amortization, and non-operating charges. Adjusted EBITDA is defined as EBITDA adjusted for certain non-recurring charges. Management uses EBITDA and adjusted EBITDA measures to compare operating results among properties and between accounting periods. The use of EBITDA and adjusted EBITDA is specifically relevant in evaluating large, long lived hotel and casino projects because the measure provides a perspective on the current effects of operating decisions separate from substantial, non-operating depreciation, financing costs and other non-routine charges of such projects. Additionally, management believes that some investors and lenders consider EBITDA and adjusted EBITDA to be useful measures in determining the Company’s ability to service or incur debt and for estimating the Company’s underlying financial performance before capital costs, taxes, capital expenditures and other non-routine costs. The Loan and Security Agreement (“Agreement”) governing the Company’s $80.0 million credit facility, as amended, requires that the Company maintain certain minimum EBITDA levels as defined in the Agreement. Other companies may calculate EBITDA and adjusted EBITDA differently. EBITDA and adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles of the United States of America. The Company has significant uses of cash including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA and adjusted EBITDA.

Reconciliations of net income (loss) to EBITDA and adjusted EBITDA are presented below.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total (Unaudited)

	For The Three Months Ended
	March 31,
(in thousands)	2007	2006

Majestic Properties
Net Income	$9,889	$15,117
Interest Income	(182)	(97)
Interest Expense	2	(155)
Depreciation and amortization	4,851	5,027
EBITDA/Adjusted EBITDA	$14,560	$19,892

Fitzgeralds Tunica
Net Income	$864	$3,715
Interest Income	(12)	(36)
Depreciation and amortization	2,669	2,146
EBITDA/Adjusted EBITDA	$3,521	$5,825

Fitzgeralds Black Hawk
Net Income	$1,613	$1,725
Interest Income	(3)	-
Interest Expense	-	17
Depreciation and amortization	620	576
EBITDA/Adjusted EBITDA	$2,230	$2,318

Corporate
Net Loss	$(17,034)	$(16,812)
Interest Income	(15)	(3)
Interest Expense (2)	15,261	14,946
Depreciation and amortization	30	24
Other non-operating expense (3)	35	27
EBITDA/Adjusted EBITDA	$(1,723)	$(1,818)

Consolidated
Net (Loss) Income	$(4,668)	$3,745
Interest Income	(212)	(136)
Interest Expense (2)	15,263	14,808
Depreciation and amortization	8,170	7,773
Non-operating expenses (3)	35	27
EBITDA/Adjusted EBITDA	$18,588	$26,217

See notes at the end of this report.

Notes:

(1)	Corporate expenses reflect payroll, benefits, travel and other costs associated with our corporate staff and are not allocated to the properties.
(2)
Includes interest expense related to the pushdown of interest expense, financing costs and associated amortization from the issuance of Majestic Holdco’s Discount Notes for the three months ended March 31, 2007 and 2006.

(3)	Non-usage fees on the Company’s credit facility.